FOURTH AMENDMENT TO THE RUBY TUESDAY, INC.
EXECUTIVE SUPPLEMENTAL PENSION PLAN

        THIS FOURTH AMENDMENT is made as of this 29th day of June, 2004, by RUBY TUESDAY, INC. (the “Primary Sponsor”), a corporation organized and existing under the laws of the State of Georgia.

W I T N E S S E T H:

        WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (the “Plan”), which was established by indenture effective as of June 1, 1983, and which was last amended and restated by indenture effective July 1, 1999.

        WHEREAS, the Primary Sponsor desires to amend the Plan primarily to provide for a nominal early retirement benefit for certain eligible employees.

        WHEREAS, the amendments effected hereby have been approved by the Board of Directors of the Primary Sponsor.

        NOW, THEREFORE, the Plan is hereby amended, effective as of June 29, 2004 as follows:

1.     By deleting Section 2.01(b) in its entirety and by substituting therefore the following.

“(b)	The term ‘Accrued Benefit’ refers (i) to the annual benefit to which a Participant would be entitled, determined pursuant to Section 3.01, based on his Final Base Salary and his Continuous Service as of the date of calculation, commencing on his Normal Retirement Date in the mode of a single-life annuity or, in the alternative, (ii) to a monthly benefit in the amount determined by the Compensation and Stock Option Committee of the Board, payable as a single-life annuity, as contemplated under Section 4.02(e).”

2.     By adding new Section 2.01(f3), as follows:

“(f3)	The term ‘Early Retirement Date’ refers to the date that a Participant first qualifies for a retirement benefit under Section 4.02.”

3.     By deleting Section 2.01(n) in its entirety and by substituting therefore the following.

“(n)	The term ‘Primary Social Security Benefit’ means the annual primary insurance amount available to the Participant at age 65 under the Social Security Act as in effect at the date of calculation (as defined below), unless the calculation of the annual primary insurance amount as of any date during the Participant’s participation in the Plan produces a greater Primary Social Security Benefit, in which case the latter amount shall apply. In either case, the Primary Social Security Benefit shall be determined without regard to whether such amount actually commences to be paid and without regard to any increase in the Social Security Taxable Wage Base or benefit levels that may take effect after the applicable date. As used above, the date of calculation will be the retirement date, termination date or date of the cessation of the accrual of Continuous Service in accordance with Section 2.01(f), whichever is applicable.

To the extent applicable, the Primary Social Security Benefit will be calculated as though the Participant had a full Social Security Earnings Record and as though the Participant always earned at least the Social Security Taxable Wage Base; provided, however, in no event will earnings of any type be taken into account beyond the earlier of the date of the Participant’s retirement or attainment of age 65.

The Primary Social Security Benefit will be calculated based on the Social Security Law in effect on the first day of the calendar year of the applicable date, and assuming constant Social Security Taxable Wage Bases for the future years.

If and to the extent the Social Security Act is amended to modify the primary insurance formula, the Plan Administrator may make such additional assumptions as necessary to facilitate the determination of the Primary Social Security Benefit, provided such further assumptions are reasonably consistent with the foregoing provisions of this Section 2.01(n).”

4.	By deleting the head language of Section 3.01 in its entirety and by substituting therefore the following:

“Except as otherwise contemplated by Section 4.02(e), a Participant’s Accrued Benefit payable at Normal Retirement Date in the form of a single-life annuity shall equal (A) plus (B) minus (C) minus (D), as follows:"

5.     By adding a new Section 4.02(e), as follows.

“(e)	Nominal Early Retirement Benefit. A Participant who is not otherwise entitled to a benefit under the Plan pursuant to the foregoing provisions of this Article IV, or pursuant to Article V, shall be entitled to receive a retirement benefit pursuant to this Section 4.02(e) if he satisfied the following criteria as of the date of his termination of employment with the Company and its subsidiaries:

(i)	the Participant is then at least age fifty (50);

(ii)	the Participant is then credited with at least six (6) complete years of Continuous Service;

(iii)	for at least five (5) of those years of Continuous Service, the Participant held a position of Senior Vice President or higher;

(iv)	the Participant was not terminated for “Cause”, as defined in Section 2.01(c1);

(v)	and the Participant does not qualify for any retirement income benefits under any other plan maintained by the Company and its subsidiaries.

The monthly benefit payable pursuant to this Section 4.02(e) shall be paid each calendar month for the life of the Participant on or before the 15th day of the calendar month, commencing with the third calendar month following the calendar month which contains the effective date of the Participant’s termination of employment with the Company and its subsidiaries. The Accrued Benefit provided under this Section 4.02(e) shall be an amount, expressed as a monthly, single-life annuity, determined by the Compensation and Stock Option Committee of the Board in its sole discretion; provided, however, that no Accrued Benefit determined under this Section 4.02(e) shall exceed a monthly benefit of $1,000.

In determining any Participant’s eligibility for a nominal retirement benefit under this Section 4.02(e), the Compensation and Stock Option Committee of the Board may waive any one or more of the criteria set forth in Clauses (i) though (v) above.”

6.     By adding a new final sentence to Section 5.02, as follows:

“Notwithstanding the foregoing, the early retirement benefits payable under Section 4.02(e) shall only be payable in the form of a monthly, single-life annuity.”

7.	By deleting the second paragraph of Section 6.02 in its entirety and by substituting therefore the following:

“If a Participant fails to cure any alleged breach of this Section 6.02 within thirty (30) days following receipt of written notice from the Company, the Company may apply a forfeiture penalty against the Participant with respect to each future periodic payment due him under the Plan equal to the difference between the periodic payment otherwise payable to him pursuant to Section 4.02(a), (b) or (e), as the case may be, and the amount the Participant would have received as a periodic payment had the Participant’s Accrued Benefit been reduced by the applicable discount factor set forth below:

Age at Retirement	Discount Factor
59.93
58.86
57.79
56.72
55.65
54.62
53.59
52.56
51.50
50	.47"

        Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

        IN WITNESS WHEREOF, the Primary Sponsor has caused this Fourth Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.
By:/s/ Samuel E. Beall, III Samuel E. Beall, III Chairman and Chief Executive Officer

[CORPORATE SEAL]
ATTEST:
/s/ Daniel T. Cronk Daniel T. Cronk Secretary

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